Exhibit 99.1

Dorian LPG Ltd. Announces Second Quarter Fiscal Year 2023 Financial Results

Stamford, CT –November 2, 2022– Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” “us,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months ended September 30, 2022.

Key Recent Developments

●	Declared an irregular cash dividend totaling $40.4 million to all shareholders of record as of November 7, 2022.

●	Exercised a two-year option during October 2022 on the time charter-in of Future Diamond through the first calendar quarter of 2025.

●	Extended the existing time charter on Corsair in October 2022 for a period of two years through the fourth calendar quarter of 2024.

Highlights for the Second Quarter Fiscal Year 2023

●	Revenues of $76.0 million.

●	Time Charter Equivalent (“TCE”)(1) rate per operating day for our fleet of $40,632.

●	Net income of $20.3 million, or $0.51 earnings per diluted share (“EPS”), and adjusted net income(1) of $17.2 million, or $0.43 adjusted earnings per diluted share (“adjusted EPS”).(1)

●	Adjusted EBITDA(1) of $46.2 million.

●	Paid cash dividend of $1.00 per share of our common stock to all shareholders of record as of the close of business on August 15, 2022.

●	Entered into a $240.0 million debt financing facility (the “2022 Debt Facility”) to refinance indebtedness under the 2015 AR Facility, Concorde Japanese Financing, and Corvette Japanese Financing.

(1)	TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “The second quarter’s results were supported by a strong freight market and resulted in good cash generation. The most recent $1.00 dividend, declared on October 27, 2022, brings total cash returned to shareholders since our IPO to almost $500 million. Current  geopolitical and economic uncertainty call for prudence. I believe that maintaining focus on our mission to provide safe, reliable, clean and trouble free transportation services to our clients, and on financial discipline, comprise the arsenal which enables us to retain flexibility in our commercial decisions and provide the best returns to our shareholders. As always, I acknowledge, with gratitude, the good work of  Dorian’s people working at sea and on shore”.

Second Quarter Fiscal Year 2023 Results Summary

Net income amounted to $20.3 million, or $0.51 per diluted share, for the three months ended September 30, 2022, compared to $14.1 million, or $0.35 per diluted share, for the three months ended September 30, 2021.

Adjusted net income amounted to $17.2 million, or $0.43 per diluted share, for the three months ended September 30, 2022, compared to adjusted net income of $9.9 million, or $0.25 per diluted share, for the three months ended September 30, 2021. Adjusted net income for the three months ended September 30, 2022 is calculated by adjusting net income for the same period to exclude an unrealized gain on derivative instruments of $3.1 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $7.3 million increase in adjusted net income for the three months ended September 30, 2022, compared to the three months ended September 30, 2021, is primarily attributable to an increase of $12.9 million in revenues, decreases of $1.2 million in general and administrative expenses, $0.9 million in depreciation and amortization and $0.8 million in vessel operating expenses, and a $1.5 million favorable change in realized gain on derivatives, partially offset by increases of $6.4 million in interest and finance costs, $3.0 million in charter hire expenses, and a $1.0 million unfavorable change in other gain/(loss), net,.

The TCE rate for our fleet was $40,632 for the three months ended September 30, 2022, a 31.1% increase from a TCE rate of $30,996 for the same period in the prior year, driven by higher spot rates despite higher bunker prices. Please see footnote 7 to the table in “Financial Information” below for information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) decreased from 95.7% during the three months ended September 30, 2021 to 90.7% during the three months ended September 30, 2022.

Vessel operating expenses per day increased to $9,541 for the three months ended September 30, 2022 compared to $9,210 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues, net, were $76.0 million for the three months ended September 30, 2022, an increase of $12.9 million, or 20.4%, from $63.1 million for the three months ended September 30, 2021 primarily due to an increase in average TCE rates, partially offset by a decrease in fleet utilization. Average TCE rates increased by $9,636 from $30,996 for the three months ended September 30, 2021 to $40,632 for the three months ended September 30, 2022, primarily due to higher spot rates despite higher bunker prices. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $66.710 during the three months ended September 30, 2022 compared to an average of $42.154 for the three months ended September 30, 2021. The average price of very low sulfur fuel oil (expressed as U.S. dollars per metric ton) from Singapore and Fujairah increased from $540 during the three months ended September 30, 2021, to $840 during the three months ended September 30, 2022. Our fleet utilization decreased from 95.7% during the three months ended September 30, 2021 to 90.7% during the three months ended September 30, 2022.

Charter Hire Expenses

Charter hire expenses for the vessels chartered in from third parties were $5.4 million and $2.4 million for the three months ended September 30, 2022 and 2021, respectively. The increase of $3.0 million, or 122.9%, was mainly caused by an increase in the number of chartered-in days from 92 for the three months ended September 30, 2021 to 184 for the three months ended September 30, 2022.

Vessel Operating Expenses

Vessel operating expenses were $17.6 million during the three months ended September 30, 2022, or $9,541 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the technically-managed vessels that were in our fleet. The decrease of $0.8 million, or 4.7% from $18.4 million for the three months ended September 30, 2021 was due to a reduction of calendar days for our fleet from 2,001 during the three months ended September 30, 2021 to 1,840 during the three months ended September 30, 2022, driven by the sales of Captain Markos NL and Captain Nicholas ML prior to the three months ended September 30, 2022. The increase of $331 per vessel per calendar day, from $9,210 for the three months ended September 30, 2021 to $9,541 per vessel per calendar day for the three months ended September 30, 2022 was primarily the result of increases of $159 and $142 per vessel per calendar day in crew wages and related costs, and spares and stores, respectively.

General and Administrative Expenses

General and administrative expenses were $8.2 million for the three months ended September 30, 2022, a decrease of $1.2 million, or 12.6%, from $9.4 million for the three months ended September 30, 2021. This decrease was driven by a decrease of $1.8 million, representing the cash bonuses for the Company’s named executive officers in respect of the fiscal year ended March 31, 2022 that were approved by the Compensation Committee of the Board of Directors and expensed and paid prior to the three months ended September 30, 2022, whereas the cash bonuses for the named executive officers of the Company in respect of the fiscal year ended March 31, 2021 were approved by the Compensation Committee of the Board of Directors and expensed and paid during the three months ended September 30, 2021. This was partially offset by an increase in stock-based compensation of $0.4 million, from $1.3 million for the three months ended September 30, 2021 to $1.7 million for the three months ended September 30, 2022.

Interest and Finance Costs

Interest and finance costs amounted to $12.0 million for the three months ended September 30, 2022, an increase of $6.4 million, or 115.9%, from $5.6 million for the three months ended September 30, 2021. The increase of $6.4 million during this period was mainly due to increases of $3.3 million in accelerated amortization of financing costs resulting from the repayment of the 2015 AR Facility, $2.5 million in interest incurred on our long-term debt and $0.6 million in loan expenses driven by an increase in average indebtedness, excluding deferred financing fees, from $587.2 million for the three months ended September 30, 2021 to $702.4 million for the three months ended September 30, 2022. The increase in average indebtedness is due to the 2022 Debt Facility refinancing during the three months ended September 30, 2022. As of September 30, 2022, the outstanding balance of our long-term debt, net of deferred financing fees of $6.6 million, was $642.0 million.

Unrealized Gain on Derivatives

Unrealized gain on derivatives amounted to $3.1 million for the three months ended September 30, 2022, compared to $0.7 million for the three months ended September 30, 2021. The favorable $2.4 million difference is primarily attributable to an increase in favorable fair value changes to our interest rate swaps resulting from changes in forward Secured Overnight Financing Rate (“SOFR”) yield curves.

Realized Gain/(Loss) on Derivatives

Realized gain on derivatives amounted to $0.6 million for the six months ended September 30, 2022, compared to a realized loss of $1.8 million for the six months ended September 30, 2021. The favorable $2.4 million difference is due to an increase in floating SOFR resulting in the realized gain on our interest rate swaps.

Gain on Disposal of Vessel

Gain on disposal of vessel amounted to $3.5 million for the three months ended September 30, 2021 and was attributable to the sale of Captain Markos NL. There was no gain on disposal of vessel for the three months ended September 30, 2022.

Fleet

The following table sets forth certain information regarding our fleet as of October 28, 2022.

	Capacity		Sister		ECO	Scrubber		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Equipped	Employment	Expiration(2)
Dorian VLGCs
Captain John NP	82,000	Hyundai	A	2007	—	—	Pool(4)	—
Comet	84,000	Hyundai	B	2014	X	X	Pool(4)	—
Corsair(3)	84,000	Hyundai	B	2014	X	X	Time Charter(6)	Q4 2024
Corvette	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cougar(3)	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Concorde	84,000	Hyundai	B	2015	X	X	Time Charter(7)	Q1 2023
Cobra	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Continental	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Constitution	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Commodore	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q1 2023
Cresques(3)	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Constellation	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cheyenne	84,000	Hyundai	B	2015	X	X	Pool-TCO(5)	Q2 2023
Clermont	84,000	Hyundai	B	2015	X	X	Pool-TCO(5)	Q1 2023
Cratis(3)	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Chaparral(3)	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Copernicus(3)	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Commander	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Challenger	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q2 2023
Caravelle(3)	84,000	Hyundai	B	2016	X	—	Pool(4)	—
Total	1,678,000

Time chartered-in VLGCs
Future Diamond(8)	80,876	Hyundai		2020	X	X	Pool(4)	—
Astomos Venus(9)	77,367	Mitsubishi		2016	X	—	Pool(4)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement as of October 28, 2022.
(4)	“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(5)	“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(6)	Currently on a time charter with an oil major that began in November 2019.
(7)	Currently on time charter with a major oil company that began in March 2019.
(8)	Currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2025.
(9)	Currently time chartered-in to our fleet with an expiration during the third calendar quarter of 2023.

Market Outlook & Update

The ongoing conflict between Russia and Ukraine continued to influence oil and gas markets, including liquefied petroleum gas (“LPG”) dynamics. The level of LPG available for export in Northwestern Europe continued to be depressed due to higher levels of LPG remaining in the natural gas stream. Exports from Russian ports (e.g., ports in Ust-Luga and the Black Sea region) were also subdued. As a result, Europe and the Mediterranean regions continued to import LPG from the U.S.

The global economic recession has significantly affected the propane markets, particularly petrochemical demand. Margins for producing ethylene from steam crackers declined sharply throughout the third calendar quarter of 2022. After reaching an average of $778 per metric ton in April 2022 in Northwestern Europe, margins fell to ($230) per metric ton on average in September 2022 for propane. Naphtha margins in Northwestern Europe followed a similar trend, showing negative margins for August and September 2022.

In the eastern hemisphere, naphtha continued to be unfavorable to LPG as a feedstock for steam cracking, yielding negative margins for the production of spot ethylene throughout the third calendar quarter of 2022. While propane provided better margins, average margins for the production of spot ethylene were approximately ($31) per metric ton in the third calendar quarter of 2022 compared to an average of $142 per metric ton in the second calendar quarter of 2022.

With lower (at times negative) margins, demand for LPG into petrochemicals declined, resulting in lower import demand for LPG than expected, particularly in Northwestern Europe, where LPG imports are expected to have fallen approximately 0.4 million metric tons in the third calendar quarter of 2022 from the second calendar quarter of 2022. Propane demand for propane dehydrogenation (PDH) continued to rise in China in the third calendar quarter of 2022 despite margins remaining under pressure. Subdued propylene/polypropylene demand and continued COVID-19 restrictions in China have resulted in lower than expected growth for PDH demand, with some plants lowering operating rates or undergoing maintenance as seen in the second calendar quarter of 2022.

Subdued demand for U.S. exports of LPG in the third calendar quarter of 2022 was due to low petrochemical margins in Europe, continued restrictions in China, and additional Middle Eastern supply of LPG. U.S. gas plant production rose during the third calendar quarter of 2022 compared to the previous quarter. However, seaborne exports of LPG declined by around one million metric tons from 13.8 million metric tons in the second calendar quarter of 2022 to 12.8 million metric tons in the third calendar quarter of 2022. This resulted in LPG stocks rising in the U.S. and propane prices remaining under 50% of West-Texas Intermediate.

The Baltic VLGC index on average increased in the third calendar quarter of 2022 to around $67 per metric ton from approximately $76 per metric ton in the second calendar quarter of 2022. Healthy VLGC supply and demand balance and strong bunker prices supported continuously positive freight rates during the third calendar quarter of 2022.

Three VLGCs were added to the fleet during the third calendar quarter of 2022 with a further seven vessels expected to be added before the end of 2022.

Currently the VLGC orderbook stands at approximately 20% of the current global fleet. An additional 65 VLGCs equivalent to approximately 6.0 million cbm of carrying capacity are expected to be added to the global fleet by calendar year 2025. The average age of the global fleet is now approximately 10.5 years old.

The above market outlook update is based on information, data and estimates derived from industry sources available as of the date of this release, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize. This information, data and estimates involve a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors. You are cautioned not to give undue weight to such information, data and estimates. We have not independently verified any third-party information, verified that more recent information is not available and undertake no obligation to update this information unless legally obligated.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in the quarters ending June 30 and September 30 and relatively weaker during the quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations and recent LPG shipping market activity has not yielded the expected seasonal results. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition, and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except fleet data)	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Statement of Operations Data
Revenues	$75,968,187	$63,086,858	$152,791,909	$126,037,596
Expenses			.	.
Voyage expenses	1,367,618	1,064,613	2,143,163	2,421,005
Charter hire expenses	5,358,333	2,403,968	10,760,478	5,912,038
Vessel operating expenses	17,554,707	18,428,738	34,622,620	38,710,292
Depreciation and amortization	15,937,420	16,769,098	31,747,198	33,912,013
General and administrative expenses	8,176,031	9,351,728	17,589,170	17,390,535
Total expenses	48,394,109	48,018,145	96,862,629	98,345,883
Gain on disposal of vessels	—	3,466,210	—	3,466,210
Other income—related parties	563,738	580,387	1,155,540	1,213,275
Operating income	28,137,816	19,115,310	57,084,820	32,371,198
Other income/(expenses)
Interest and finance costs	(11,997,163)	(5,557,707)	(19,955,717)	(11,207,481)
Interest income	767,211	39,104	1,175,489	225,403
Unrealized gain on derivatives	3,092,845	714,998	5,547,079	1,148,724
Realized gain/(loss) on derivatives	644,195	(914,837)	593,811	(1,818,555)
Other gain/(loss), net	(333,439)	704,935	713,703	(748,386)
Total other income/(expenses), net	(7,826,351)	(5,013,507)	(11,925,635)	(12,400,295)
Net income	$20,311,465	$14,101,803	$45,159,185	$19,970,903
Earnings per common share—basic	0.51	0.35	1.13	0.49
Earnings per common share—diluted	$0.51	$0.35	$1.12	0.49
Financial Data
Adjusted EBITDA(1)	$46,249,336	$37,918,701	$93,120,410	$67,697,606
Fleet Data
Calendar days(2)	1,840	2,001	3,660	4,003
Time chartered-in days(3)	184	92	366	230
Available days(4)	2,024	2,092	4,026	4,122
Operating days(5)(8)	1,836	2,001	3,756	3,952
Fleet utilization(6)(8)	90.7%	95.7%	93.3%	95.9%
Average Daily Results
Time charter equivalent rate(7)(8)	$40,632	$30,996	$40,109	$31,280
Daily vessel operating expenses(9)	$9,541	$9,210	$9,460	$9,670

(1)

Adjusted EBITDA is an unaudited non-U.S. GAAP measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and management makes business and resource-allocation decisions based on such comparisons. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars)	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net income	$20,311,465	$14,101,803	$45,159,185	$19,970,903
Interest and finance costs	11,997,163	5,557,707	19,955,717	11,207,481
Unrealized gain on derivatives	(3,092,845)	(714,998)	(5,547,079)	(1,148,724)
Realized (gain)/loss on interest rate swaps	(644,195)	914,837	(593,811)	1,818,555
Stock-based compensation expense	1,740,328	1,290,254	2,399,200	1,937,378
Depreciation and amortization	15,937,420	16,769,098	31,747,198	33,912,013
Adjusted EBITDA	$46,249,336	$37,918,701	$93,120,410	$67,697,606

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties. Time chartered-in days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of charter hire expenses that are recorded during that period.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)	We define operating days as available days less the aggregate number of days that the commercially-managed vessels in our fleet are off‑hire for any reason other than scheduled maintenance (e.g., repositioning following drydocking, commercial waiting, etc.). We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 8 below).

(6)	We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(7)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods and is a factor in management’s business decisions. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies. Note that our calculation of TCE includes our portion of the net profit of the Helios Pool, which may also cause our calculation to differ from that of companies which do not account for pooling arrangements as we do.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except operating days)	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Numerator:
Revenues	$75,968,187	$63,086,858	$152,791,909	$126,037,596
Voyage expenses	(1,367,618)	(1,064,613)	(2,143,163)	(2,421,005)
Time charter equivalent	$74,600,569	$62,022,245	$150,648,746	$123,616,591

Pool adjustment*	—	—	(514,015)	(59,358)
Time charter equivalent excluding pool adjustment*	$74,600,569	$62,022,245	$150,134,731	$123,557,233

Denominator:
Operating days	1,836	2,001	3,756	3,952
TCE rate:
Time charter equivalent rate	$40,632	$30,996	$40,109	$31,280
TCE rate excluding pool adjustment*	$40,632	$30,996	$39,972	$31,264

*  Adjusted for the effect of reallocations of pool profits in accordance with the pool participation agreements due to adjustments related to speed and consumption performance of the vessels operating in the Helios Pool.

(8)	We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, or the Company Methodology. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter, or the Alternate Methodology, our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies is as follows:

	Three months ended		Six months ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Company Methodology:
Operating Days	1,836	2,001	3,756	3,952
Fleet Utilization	90.7%	95.7%	93.3%	95.9%
Time charter equivalent rate	$40,632	$30,996	$40,109	$31,280

Alternate Methodology:
Operating Days	2,021	2,089	4,009	4,119
Fleet Utilization	99.9%	99.9%	99.6%	99.9%
Time charter equivalent rate	$36,913	$29,690	$37,578	$30,011

We believe that the Company Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(9)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends. Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except share data)	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net income	$20,311,465	$14,101,803	$45,159,185	$19,970,903
Unrealized gain on derivatives	(3,092,845)	(714,998)	(5,547,079)	(1,148,724)
Gain on disposal of vessels	—	(3,466,210)	—	(3,466,210)
Adjusted net income	$17,218,620	$9,920,595	$39,612,106	$15,355,969

Earnings per common share—diluted	$0.51	$0.35	$1.12	$0.49
Unrealized gain on derivatives	(0.08)	(0.02)	(0.13)	(0.03)
Gain on disposal of vessels	—	(0.08)	—	(0.08)
Adjusted earnings per common share—diluted	$0.43	$0.25	$0.99	$0.38

The following table presents our unaudited balance sheets as of the dates presented:

	As of	As of
	September 30, 2022	March 31, 2022
Assets
Current assets
Cash and cash equivalents	$141,286,758	$236,758,927
Trade receivables, net and accrued revenues	—	853,060
Due from related parties	55,473,796	57,782,831
Inventories	2,341,716	2,266,351
Prepaid expenses and other current assets	9,145,787	10,232,083
Total current assets	208,248,057	307,893,252
Fixed assets
Vessels, net	1,208,077,346	1,238,061,690
Vessel under construction	25,324,446	16,401,532
Other fixed assets, net	53,407	54,101
Total fixed assets	1,233,455,199	1,254,517,323
Other non-current assets
Deferred charges, net	8,451,664	9,839,000
Derivative instruments	12,059,559	6,512,479
Due from related parties—non-current	19,800,000	19,800,000
Restricted cash—non-current	69,853	77,987
Operating lease right-of-use assets	4,197,294	8,087,014
Other non-current assets	2,182,701	635,038
Total assets	$1,488,464,327	$1,607,362,093
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$8,663,184	$9,541,131
Accrued expenses	5,242,403	3,801,448
Due to related parties	25,520	37,433
Deferred income	808,417	813,967
Current portion of long-term operating lease liabilities	3,470,816	8,073,364
Current portion of long-term debt	52,032,537	72,075,571
Dividends payable	754,391	494,180
Total current liabilities	70,997,268	94,837,094
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	589,960,853	590,687,387
Long-term operating lease liabilities	732,730	—
Other long-term liabilities	1,404,016	1,686,197
Total long-term liabilities	592,097,599	592,373,584
Total liabilities	663,094,867	687,210,678
Commitments and contingencies
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 51,578,196 and 51,321,695 shares issued, 40,332,833 and 40,185,042 shares outstanding (net of treasury stock), as of September 30, 2022 and March 31, 2022, respectively	515,782	513,217
Additional paid-in-capital	762,502,629	760,105,994
Treasury stock, at cost; 11,245,363 and 11,136,653 shares as of September 30, 2022 and March 31, 2022, respectively	(122,896,838)	(121,226,936)
Retained earnings	185,247,887	280,759,140
Total shareholders’ equity	825,369,460	920,151,415
Total liabilities and shareholders’ equity	$1,488,464,327	$1,607,362,093

Conference Call

A conference call to discuss the results will be held today, November 2, 2022 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13734063. The replay will be available until November 9, 2022, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com. The information on our website does not form a part of and is not incorporated by reference into this release.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG’s fleet currently consists of twenty-two modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking and Other Cautionary Statements

The cash dividend referenced in this release is an irregular dividend. All declarations of dividends are subject to the determination and discretion of our Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, its business prospects and other factors that our Board of Directors may deem relevant.

Under the common share repurchase authority referenced in this release, (the “2022 Common Share Repurchase Authority”), purchases may be made at the Company’s discretion in the form of open market repurchase programs, privately negotiated transactions, accelerated share repurchase programs or a combination of these methods. The actual amount and timing of share repurchases are subject to capital availability, our determination that share repurchases are in the best interest of the Company’s shareholders, and market conditions. The Company is not obligated to make any common share repurchases under the 2022 Common Share Repurchase Authority and may suspend or discontinue the 2022 Common Share Repurchase Authority at any time.

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source: Dorian LPG Ltd.